Exhibit 8.2

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen·香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路1号	电子邮件	E-mail:	email@fangdalaw.com

嘉里中心北楼27楼	电 话	Tel.:	86-10-5769-5600

邮政编码：100020	传 真	Fax:	86-10-5769-5788

	文 号	Ref.:	16CF0938

27/F, North Tower, Kerry Center

No. 1, Guanghua Road, Chaoyang District

Beijing 10020, PRC

To: BeiGene, Ltd.

November 17, 2016

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs and Mesdames,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to BeiGene, Ltd. (the “Company”) solely in connection with the listing, offering and the sales of $201,250,000 American depositary shares (the “ADSs”) representing the ordinary shares, par value US$0.0001 each, of the Company (the “Ordinary Shares”) by the Company and certain selling shareholders (the “Offering”).

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “PRC Laws” means all laws, rules,  regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; and (D) “PRC Subsidiaries” means BeiGene (Beijing) Co., Ltd., BeiGene (Suzhou) Co., Ltd. and BeiGene (Shanghai) Co., Ltd., all of which are wholly-foreign owned enterprises incorporated by the Company in the PRC, and each a PRC Subsidiary.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Subsidiaries, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)                                             the genuineness of all the signatures, seals and chops;

(2)                                             the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)                                             the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)                                             that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)                                             that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)                                             that all parties other than the PRC Subsidiaries have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)                                             that all parties other than the PRC Subsidiaries have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)                                             that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(9)                                             that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

I.                                                    Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation - People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

II.                                   Qualifications

This opinion is subject to the following qualifications:

(a)                                             This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)                                             This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)                                              This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)                                             This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities” “Taxation” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners